EXHIBIT 10.2

MARSH & MCLENNAN COMPANIES, INC.

SENIOR EXECUTIVE SEVERANCE PAY PLAN

ARTICLE 1

PURPOSE

The purpose of the Marsh & McLennan Companies, Inc. Senior Executive Severance Pay Plan (the “Plan”) is to provide eligible employees with fair and reasonable protection from the risks arising from a Change in Control of the Company and to encourage them to remain in the employ of the Company and devote their full attention and efforts to its best interests.

This document constitutes both the plan document and summary plan description required under ERISA. In the event of any conflict between the provisions of this document and any other communication, the provisions of this document will govern.

ARTICLE 2

DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated.

Section 2.01. Administrator. “Administrator” means MMC’s Senior Vice President, Chief Administrative Officer (or such other MMC executive with overall responsibility for human resources) or his or her designee.

Section 2.02 Board. “Board” means the Board of Directors of MMC.

Section 2.03. Cause. “Cause” means the Participant’s:

(a) willful failure to substantially perform the duties consistent with the Participant’s position which is not remedied within 10 days after receipt of written notice from the Company specifying such failure;

(b) willful violation of any written Company policy, including but not limited to, the Company’s Code of Business Conduct & Ethics;

(c) commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(d) unlawful use (including being under the influence) or possession of illegal drugs;

(e) gross negligence or willful misconduct which results in, or could reasonably be expected to result in, a material loss to the Company or material damage to the reputation of the Company; or

(f) violation of any statutory or common law duty of loyalty to the Company, including the commission at any time of any act of fraud, embezzlement, or material breach of fiduciary duty against the Company.

Section 2.04. Change in Control. For purposes of this Plan, a “Change in Control” of the Company shall have the meaning given to it in the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan, as it may be amended from time to time in accordance with its terms.

Section 2.05. CEO. “CEO” means the Chief Executive Officer of MMC or his designee.

Section 2.06. Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

Section 2.07 Company. “Company” means Marsh & McLennan Companies, Inc. and its subsidiaries, and its successors and any organization into which or with which March & McLennan Companies, Inc. may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 2.08. Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board.

Section 2.09. Effective Date. “Effective Date” means September 20, 2007.

Section 2.10. ERISA. “ERISA” means the Employee Retirement Income Act of 1974, as amended from time to time. References to any provision of ERISA shall be deemed to include successor provisions thereto and regulations thereunder.

Section 2.11 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

Section 2.12. Good Reason. “Good Reason” means the occurrence of any of the following without the Participant’s written consent:

(a) a material reduction in the Participant’s base salary;

(b) a material reduction in the Participant’s annual incentive opportunity (including a material adverse change in the method of calculating the Participant’s annual incentive);

(c) a material diminution of the Participant’s duties, responsibilities or authority; or

(d) a relocation of more than 50 miles from the Participant’s office location in effect immediately prior to the Change in Control of the Company.

The Participant must give the Company written notice of his or her intent to terminate his or her employment for Good Reason within 30 days after first becoming aware of the occurrence of the circumstances constituting Good Reason. Such notice must specify which of the circumstances set forth above the Participant is relying on and the particular action(s) or inaction(s) giving rise to such circumstance. The Good Reason termination shall be effective no earlier than 30 days after the Participant’s delivery of the written notice and no later than 60 days after the Participant first became aware of the occurrence of the circumstances giving rise to Good Reason; provided, however, that the Company may remedy such circumstances within 30 days after receipt of the written notice.

Section 2.13. Key Employee. “Key Employee” means any executive below the “EX” grade level who is selected by the CEO or his designee, in his or its sole discretion, to participate in the Plan and who is (i) a member of the executive committee of any Operating Company, or (ii) in a key corporate or Operating Company staff position. “Key Employee” may also include an executive at the “EX” grade level whose participation is approved by the Compensation Committee.

Section 2.14 MMC. “MMC” means Marsh & McLennan Companies, Inc.

Section 2.15 Operating Company. “Operating Company” means any entity designated by the CEO as an operating company of MMC.

Section 2.16. Other Employee. “Other Employee” means an employee of the Company other than a Key Employee who is designated by the CEO or his designee in his or its sole discretion a Participant in the Plan.

Section 2.17. Participant. “Participant” means those Key Employees and Other Employees who meet the eligibility requirements of Article 4.

Section 2.18. Section 409A. “Section 409A” means Section 409A of the Code and any regulations or guidance issued thereunder.

Section 2.19. Severance Benefits. “Severance Benefits” means the payments and benefits payable in accordance with Article 5.

Section 2.20. Termination Date. “Termination Date” means the date of the Participant’s termination of employment with the Company under the circumstances specified in Article 5.

Section 2.21. Welfare Benefit. “Welfare Benefit” means continuation of group welfare coverage comparable to the coverage provided to similarly-situated active employees for 12 months following the Participant’s termination of employment (the “Extended Coverage”), followed immediately by coverage for a period, and on a basis, that is substantially similar to the COBRA continuation coverage that would apply if the Participant’s termination of employment occurred at the conclusion of the Extended Coverage period. The premium contribution for the Extended Coverage shall be the same as the premium contribution for similarly-situated active employees, except that the Participant’s premium contribution shall be paid by the Participant on an after-tax basis and the Company will impute taxable income to the Participant equal to the difference between the premiums paid by the Participant and the full premium cost for similarly situated COBRA participants. Provision of the Welfare Benefit is subject to the Participant satisfying and continuing to satisfy all requirements necessary to maintain such coverage, including without limitation, paying his/her share of all required premiums on a timely basis. The Company will not provide the Participant with any compensation in lieu of the Welfare Benefit.

ARTICLE 3

ADMINISTRATION

Section 3.01. Administrator. (a) This Plan shall be administered by the Administrator. The Administrator shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to determine eligibility for benefits and to decide claims under the terms of this Plan;

(ii) to adopt, amend, suspend, waive and rescind such rules and regulations as the Administrator may deem necessary or advisable to administer the Plan;

(iii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and rules and regulations hereunder; and

(iv) to make all other decisions and determinations as may be required under the terms of the Plan or as the Administrator may deem necessary or advisable for the administration of the Plan.

(b) Other provisions of the Plan notwithstanding, the Compensation Committee may perform any function of the Administrator under the Plan. In any case in which the Compensation Committee is performing a function of the Administrator under the Plan, each reference to the Administrator herein shall be deemed to refer to the Compensation Committee, except where the context otherwise requires. Any action of the Administrator with respect to the Plan shall be final, conclusive and binding on all persons, including, without limitation, the Company, its Operating Companies, Participants and any person claiming any rights under the Plan from or through any Participant.

(c) The Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any of its Operating Companies, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. Neither any member of the Board, nor the Administrator or any other officer or employee of the Company acting on behalf of the Administrator, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board, the Administrator and any other officer or employee of the Company acting on their behalf shall, to the fullest extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

ARTICLE 4

ELIGIBILITY

Section 4.01. Commencement of Participation. Each individual who is designated a Key Employee or Other Employee shall automatically become a Participant in the Plan as of the date of such designation.

Section 4.02. Duration of Participation. (a) A Participant shall cease to be a Participant in the Plan (i) if prior to a Change in Control of the Company he or she ceases to be a Key Employee or Other Employee, or (ii) if his or her

employment with the Company is terminated under circumstances pursuant to which he or she is not entitled to Severance Benefits under the terms of the Plan. Notwithstanding any other provision in the Plan, the CEO shall have full discretion to add or remove an individual as a Participant in the Plan; provided, however, that any removal of a Participant pursuant to Section 4.02(a)(i) shall become effective no earlier than six (6) months following written notice of such removal to the Participant. Notwithstanding the foregoing, no Participant shall be removed as a Participant pursuant to Section 4.02(a)(i) following a Change in Control.

(b) A Participant entitled to Severance Benefits shall remain a Participant in the Plan until the full amount of the Severance Benefits has been paid to him or her.

ARTICLE 5

SEVERANCE BENEFITS

Section 5.01. Change in Control Severance Benefits. Subject to Section 5.03, a Participant shall be entitled to receive Severance Benefits from the Company in the amount provided for in Section 5.04 if a Change in Control of the Company has occurred and, within two years thereafter, the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason

Section 5.02. Non-Change in Control Severance Benefits. Subject to Section 5.03, a Participant shall be entitled to receive Severance Benefits from the Company in the amount provided for in Section 5.04 if at any time prior to the effective date of a Change in Control of the Company, the Participant’s employment is terminated by the Company without Cause.

Section 5.03. Waiver and Release. No Severance Benefits shall be provided to the Participant unless the Participant has properly and timely executed and delivered to the Company a valid confidential waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to the Company (the “Release”) and such Release has become irrevocable as provided therein (the “Release Date”). The Participant shall deliver the Release to the Company in time to allow payments hereunder to qualify as “short-term deferrals” for purposes of Section 409A.

Section 5.04. Amount of Severance Benefits.

(a) If a Participant is a Key Employee whose employment is terminated in circumstances entitling him or her to the Severance Benefits provided in this Section 5.04(a), the Participant shall be entitled to each of the following:

(i) a lump sum cash payment equal to the sum of (i) the Participant’s annual base salary in effect as of the date of the Participant’s Termination Date and (ii) a bonus equal to the average of the annual bonuses paid (including amounts deferred under any Company arrangement as well as non-cash amounts that are specifically designated as being part of the annual bonus, if any) to the Participant for each of the three calendar years prior to the calendar year in which the Participant’s Termination Date occurs, payable within 15 days following the Release Date;

(ii) a pro-rata target bonus in a lump sum in cash for the year of termination equal to the Participant’s target annual bonus for the calendar year in which the Participant’s Termination Date occurs multiplied by a fraction the numerator of which is the number of days that have elapsed in such calendar year through the Termination Date and the denominator of which is 365, payable within 15 days following the Release Date;

(iii) outplacement services provided by a firm selected by the Company for a period of twelve (12) months following the Termination Date or until the Participant begins working for another employer or provides services for compensation in a significant capacity, whichever occurs first; provided that the Participant shall be obligated to provide written notice to the Company promptly upon beginning to work for another employer or providing services for compensation in a significant capacity; and

(iv) the Welfare Benefit, in lieu of COBRA continuation coverage, provided, that the Participant is eligible to elect COBRA continuation coverage at the time of his/her termination of employment.

(b) If a Participant is an Other Employee whose employment is terminated in circumstances entitling him or her to the Severance Benefits provided in this Section 5.04(b), the Participant shall be entitled to payments and or benefits determined by the CEO at the time such Other Employee becomes a Participant.

Section 5.05. Exclusive Payments. The Severance Benefits are in lieu of and not additive or cumulative to any other severance benefits payable under any severance plan or arrangements sponsored by the Company. If a Participant is entitled to receive severance benefits under the terms of a written employment agreement, severance agreement, offer letter or similar agreement between the Participant and the Company, the Severance Benefits shall be offset by any severance benefits received under such other arrangement.

ARTICLE 6

SUCCESSORS TO THE COMPANY

Section 6.01. Successors. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

ARTICLE 7

DURATION, AMENDMENT AND PLAN TERMINATION

Section 7.01. Duration. This Plan shall continue in effect until terminated in accordance with Section 7.02. If a Change in Control of the Company occurs, the Plan shall continue in full force and effect and shall not terminate or expire until after all Participants entitled to Severance Benefits hereunder shall have received such payments in full.

Section 7.02. Amendment and Termination. Prior to a Change in Control, the Plan may be amended or terminated by the Compensation Committee at any time with or without prior notice; provided, however, that during the period commencing on the commencement of negotiations that could reasonably be expected to result in a Change in Control of the Company and ending on the effective date of a Change in Control of the Company, the Plan shall not be amended or terminated without the written consent of a majority of Participants if such amendment or termination would be materially adverse to Participants. Any purported amendment or termination of the Plan shall be null and void ab initio if, within 6-months of the adoption of such purported amendment or termination, a Change in Control of the Company occurs. After a Change in Control, the Plan shall not be amended or terminated for two years following the effective date of a Change in Control of the Company without the written consent of a majority of Participants if such amendment or termination would be materially adverse to Participants.

ARTICLE 8

CLAIMS PROCEDURE

Section 8.01. A Participant who is eligible for Severance Benefits under this Plan will be notified and provided with any forms required in connection with receipt of Plan benefits including, a Release. If such Participant disagrees with the determination of his/her benefits, he/she may, within 30 days of receipt of the initial notification, submit a written statement to the Administrator describing the basis of his/her claim for benefits, together with any documents which he/she believes supports his/her claim. Any Participant who is not so notified but believes that he/she is eligible for Severance Benefits under the Plan may, within 60 days of such Participant’s Termination Date, submit a written statement to the Administrator describing the basis of his/her claim for Severance Benefits and requesting any forms required in connection with payment of such Severance Benefits.

Section 8.02. If any claim for Severance Benefits is wholly or partially denied, the Administrator shall notify the claimant within 90 days after the Plan’s receipt of the written claim (except that in special circumstances the Administrator may take an additional 90 days to consider its decision, in which case the claimant will be notified of the extension). Such notification shall set forth: (a) the specific reason(s) for the denial (including reference to any pertinent Plan provisions on which the denial is based); (b) if applicable, a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; (c) the claims review procedure; and (d) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied following a review on appeal.

Section 8.03. Any Participant whose claim for Severance Benefits under this Plan is denied may make a written request to the Administrator within 60 days after such denial for a review of the denial. Any such request must include any evidence relevant to the claim and may include a request for relevant documents. The Participant claiming Severance Benefits shall be notified of the final decision of the Administrator within 60 days after his/her request for a review is received. However, if the Administrator finds it necessary to extend this period due to special circumstances and so notifies the claimant in writing, the decision shall be rendered as soon as practicable, but in no event later than 120 days after the claimant’s request for review. The decision shall be in writing and shall set forth the specific reasons for the denial (including reference to any pertinent Plan provisions on which the denial is based) and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

Section 8.04. The Administrator’s action or determination in this review procedure shall be final, binding, and conclusive on all interested persons. No action for benefits may be brought by any Participant or beneficiary unless the

Plan’s claims review procedure has been exhausted (that is, all appeals of adverse determinations have been made and decided). Any such action must be commenced within three years of the first date by which all the essential facts and circumstances which support the claim had arisen, provided that the three-year period will never begin later than the date on which the claim arose or, if the individual properly and timely follows the Claims Procedure described above, the date a final determination denying the claim, in whole or part, has been issued under that procedure.

ARTICLE 9

GENERAL INFORMATION AND ERISA RIGHTS

Section 9.01. The following describes other information a Plan Participant should know about the Plan.

Plan Sponsor

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York 10036

(212) 345 - 5000

Plan Administrator

MMC Senior Vice President, Chief Administrative Officer

1166 Avenue of the Americas

New York, New York 10036

(212) 345 - 5000

Type of Plan

The Plan is a severance plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

Effective Date

The Plan is effective as of September 20, 2007.

Plan Year

The Plan’s records are kept on a calendar year basis.

Plan Identification

The official name of the Plan is the Marsh & McLennan Companies, Inc. Change in Control Separation Benefits Plan. The Internal Revenue Service identifies Marsh & McLennan Companies, Inc. by the Employer Identification Number 36-2668272.

Legal Service

It is hoped that legal action with regard to the Plan will not be considered necessary. However, if a Participant feels that he/she has cause for legal action after he/she has exhausted the Plan’s Claims Procedures (see Section 8 above), a timely complaint may be served on the agent named for service of process:

John W. Hamlin, Esq.

Chief Employment Counsel

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York 10036-2708

Additionally, legal service may be served on the Administrator.

ERISA Rights

A Participant is entitled to certain rights and protections under ERISA. ERISA provides that a Participant shall be entitled to:

Receive Information about the Plan and Benefits

•	Examine without charge, at the Administrator’s office and at other specified locations, including work sites, all documents governing the Plan; and

•

Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan and an updated Summary Plan Description. The Administrator may make a reasonable charge for the copies.

Under ERISA, there are several steps a Participant can take to enforce his/her rights. For instance, if a Participant requests a copy of Plan documents from the Plan and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent for reasons beyond the control of the Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting his/her rights, the Participant may seek assistance from the U.S. Department of Labor, or he/she may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person whom the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees; for example, if the court finds that the Participant’s claim is frivolous.

Assistance with Questions

If a Participant has any questions about the Plan, the Participant should contact:

MMC Senior Vice President, Chief Administrative Officer

1166 Avenue of the Americas

New York, New York 10036

(212) 345 - 5000

If a Participant has any questions about this statement or about the Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about a Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Employment Status. The Plan does not constitute a contract of employment or impose on the Company any obligation to retain any Participant as an employee, to maintain or change the status of any Participant’s employment as a Key Employee or Other Employee (as applicable), or to change any employment policies of the Company.

Section 10.02. Withholding of Taxes. The Company shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld.

Section 10.03. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.04. Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

SECTION 10.05. Unfunded Obligation. All Severance Benefits provided under the Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to provide such benefits to Participants to the extent provided herein. For avoidance of doubt, any pension, health or life insurance benefits to which a Participant may be entitled under this Plan shall be provided under other applicable employee benefit plans of the Company. This Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in this Plan shall restrict the Company’s ability to amend, modify or terminate such other employee benefit plans (whether before or after a Change in Control of the Company).

Section 10.06. Other Rights. Except as provided in Section 5.04, the Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

Section 10.07. Transferability of Rights. No Participant shall have any right to encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be nonassignable and nontransferable, except to the extent required by law.

Section 10.08. Section 409A. (a) Notwithstanding the due date of any post-employment payments, if at the time of the termination of employment the Participant is a “specified employee” (as defined in Section 409A), the Participant will not be entitled to any payments upon termination of employment until the earlier of (i) the date which is 6 months after the termination of employment for any reason other than death or (ii) the date of the Participant’s death. The provisions of this paragraph will only apply if and to the extent required to avoid any “additional tax” under Section 409A.

(b) It is intended that this Plan and the Company’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject the Participant to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Section 409A would result in the Participant being subject to payment of “additional tax” under Section 409A, the Company will use its best efforts to amend the Plan to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on the Participant without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company to maintain to the maximum extent practicable the original intent of the applicable provisions. This Section 10.08 does not guarantee that payments under the Plan will not be subject to “additional tax” under Section 409A.

Section 10.09 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws, except as superseded by ERISA and other applicable Federal (U.S.) law.